Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First Reports Record Earnings for the Year 2006

Assets grow to over $500 million

Net income increases to $3.9 million

Greenville, SC, January 16, 2007 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the year ended December 31, 2006 was $3.9 million, or $1.20 per diluted share, a 55% increase when compared to net income of $2.5 million, or $0.78 per diluted share, for the previous year, 2005.  Net income for the fourth quarter of 2006 was $1.1 million.

Included in net income for the prior year was a non-operating expense of $930,000, net of taxes, from an impairment charge related to the write-down on our original corporate office building.  Excluding the impairment charge, net operating earnings for 2005 was $3.4 million for 2005.

Based on net income, return on average assets for the year ended December 31, 2006 was 0.85%, compared to 0.70%, for 2005 (based on net operating earnings, which excludes the impairment charge on real estate, return on average assets was 0.96% for 2005).  Based on net income, return on average equity in 2006 was 11.94% compared to 8.44% in 2005 (based on net operating earnings, return on average equity was 11.56% in 2005).  The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) was 49.2% for 2006, which compared favorably to 60.9% in 2005.  The company's efficiency ratio for 2006 was unchanged from the efficiency ratio for 2005 excluding the impairment charge on real estate.

"2006 has been a momentous year for the Greenville First team.  We achieved two significant milestones when we exceeded $500 million in assets and $400 million in loans.  We have again achieved over $1 million in net income for the quarter during a challenging interest rate environment," said Art Seaver, Chief Executive Officer. "I am excited about our growth opportunities given our move to a new corporate headquarters building and our announced expansion into the Columbia market."

Total assets grew to $509.3 million as of December 31, 2006 compared to $405.3 million at December 31, 2005, or an increase of 25.7%. Loans were $402.2 million at December 31, 2006, an increase of $63.7 million or 18.8% when compared with $338.5 million at December 31, 2005. Deposits grew $91.4 million to $345.5 million at December 31, 2006 compared to $254.1 million at December 31, 2005.

The closing stock price on December 31, 2006 was $21.47 per share.

EXPLANATION OF USE OF CERTAIN NON-GAAP FINANCIAL MEASURES

 AND FORWARD-LOOKING STATEMENTS

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP").  The attached financial highlights provide reconciliations between GAAP net income, operating earnings and noninterest expenses and comparable non-GAAP measures which exclude real estate impairment charges.  The company's management believes that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the company's operating results from period to period in a meaningful manner.  Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, and investors should consider the company's real estate impairment charge in 2005 when assessing the performance of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results as reported under GAAP.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future plans and expectations expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to differ from actual results.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three months and years ended December 31, 2006 and 2005 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
(In thousands, except per share amounts)

Summary Results of Operations Data:
Interest income	$8,670	$6,190	$30,929	$21,670
Interest expense	4,937	2,812	16,579	9,585
Net interest income	3,733	3,378	14,350	12,085
Provision for loan losses	450	165	1,650	1,000
Net interest income after
provision for loan losses	3,283	3,213	12,700	11,085
Noninterest income	177	193	579	826
Noninterest expense	1,938	3,237	7,351	7,856
Income before taxes	1,522	169	5,928	4,055
Income tax expense	453	64	2,027	1,541
Net income	$1,069	$105	$3,901	$2,514

Per Share Data:
Net income, basic	$0.36	$0.04	$1.33	$0.86
Net income, diluted	$0.33	$0.04	$1.20	$0.78
Book value	$11.79	$10.41	$11.79	$10.41

Weighted Average Number of Shares Outstanding:
Basic	2,934	2,926	2,932	2,922
Diluted	3,240	3,240	3,238	3,223

			Continued

	Three Months		Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Performance Ratios:
Return on average assets (1)
GAAP	0.83%	0.11%	0.85%	0.70%
Operating (4)	0.83%	1.10%	0.85%	0.96%

Return on average equity (1)
GAAP	12.38%	1.35%	11.94%	8.44%
Operating (4)	12.38%	13.26%	11.94%	11.56%

Net interest margin (1)	3.04%	3.66%	3.26%	3.45%

Efficiency ratio (2)
GAAP	49.57%	90.64%	49.23%	60.85%
Operating (4)	49.57%	48.64%	49.23%	49.23%

Growth Ratios and Other Data:
Percentage change in net income, (GAAP)	918.08%		55.15%
Percentage change in diluted net income, (GAAP)
per share	725.00%		53.85%

Reconciliation of GAAP to Non-GAAP Measures
Net income, as reported (GAAP)	$1,069	$105	$3,901	$2,514
Non-operating items:
Impairment on real estate, net of income tax	-	930	-	930
Operating earnings (net income, excluding non-
operating items	$1,069	$1,035	$3,901	$3,444

Noninterest expense, as reported (GAAP	$1,938	$3,237	$7,351	$7,856
Non-operating items:
Impairment on real estate	-	1,500	-	1,500
Operating noninterest expense (noninterest expense,
excluding non-operating items)	$1,938	$1,737	$7,351	$6,356

	At December 31,
	2006	2005
Summary Balance Sheet Data:
Assets	$509,344	$405,313
Federal funds sold	7,466	19,381
Investment securities	74,304	36,131
Loans (3)	402,183	338,530
Allowance for loan losses	4,949	4,490
Deposits	345,504	254,148
Securities sold under agreement to repurchase and federal	345,504	254,148
funds purchased	-	14,680
Other borrowed funds	108,500	79,500
Junior subordinate debentures	13,403	13,403
Shareholders' equity	34,583	30,473

Asset Quality Ratios:
Nonperforming assets, past due and restructured loans to total loans (3)	0.62%	0.14%
Nonperforming assets, past due and restructured loans to total assets	0.49%	0.12%
Net charge-offs year to date to average total loans (3)	0.27%	0.07%
Allowance for loan losses to nonperforming loans	332.46%	962.74%
Allowance for loan losses to total loans (3)	1.23%	1.33%

Capital Ratios:
Average equity to average assets	7.15%	8.34%
Leverage ratio	9.34%	10.49%
Tier 1 risk-based capital ratio	12.01%	12.20%
Total risk-based capital ratio	13.26%	13.45%

Growth Ratios and Other Data:
Percentage change in assets	25.67%
Percentage change in loans (3)	18.80%
Percentage change in deposits	35.95%
Percentage change in equity	13.49%
Loan to deposit ratio (3)	116.40%

(1)   Annualized for the three month periods.

(2)   Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

(3)   Includes nonperforming loans.

(4)   Return on average assets, return on average equity and the efficiency ratio, on an operating basis, are calculated using operating earnings and operating noninterest expense and are non-GAAP measures.